CPI CORP. ANNOUNCES DUTCH AUCTION TENDER OFFER

TO REPURCHASE UP TO 1,500,000 OF ITS SHARES

St. Louis, MO, December 21, 2005 – CPI Corp. (NYSE-CPY) announced today that its Board of Directors authorized the repurchase of up to 1,500,000 shares of its common stock through a modified Dutch Auction self-tender offer. The tender offer is expected to commence during the week of December 26, 2005 and extend through approximately the end of January 2006. Depending upon market conditions immediately prior to the commencement of the tender offer, the tender offer price is expected to range from $17.00 to $20.00 per share. At the envisioned size, the tender offer is, in part, subject to the successful completion of an amendment to the Company’s current credit facility which, among other things, would increase the term loan portion of the facility. In addition, the tender offer is subject to market, economic, business and other customary conditions affecting the Company. The offer will be subject to the terms and conditions described in offering materials that the Company intends to mail to the Company’s stockholders and file with the SEC during the week of December 26, 2005.

The Company anticipates funding the purchase of shares tendered in the tender offer through a combination of cash on hand and funds derived from the funding of the anticipated amendment to its existing credit facility. To the extent that the amendment to the credit agreement is not completed, the Company may need to amend the terms of the tender offer to reduce the number of shares sought.

The Dutch auction tender procedure allows stockholders to select the price within the specific range at which each stockholder is willing to sell all or a portion of its shares to CPI. Based on the number of shares tendered and the prices specified by the tendering stockholders,

CPI will determine the lowest single per share price within the range that will allow it to buy 1,500,000 of its shares or such lesser number of shares as are properly tendered.

If the number of shares tendered is greater than the number sought, CPI will select the lowest price within the stated range that will allow it to buy 1,500,000 shares, with purchases generally made on a pro rata basis for shareholders tendering at or below the purchase price. All shares that CPI purchases in the tender offer will receive the same price. CPI reserves the right, in its sole discretion, to increase the number of shares purchased, subject to compliance with applicable law.

All of the shares that are properly tendered (and not properly withdrawn) at prices at or below the purchase price determined by CPI will be purchased at such purchase price, net to the seller in cash without interest, as promptly as practical after the expiration of the tender offer, subject to any withholding under applicable law, possible proration and provisions relating to conditional tenders. In general, stockholders that own beneficially or of record fewer than 100 shares in the aggregate may elect not to be subject to proration if they properly tender all of their shares at or below the purchase price before the tender offer expires. CPI will promptly return to tendering stockholders all shares that have been tendered and not purchased.

CPI’s Board of Directors has authorized this tender offer as a prudent use of financial resources given CPI’s business, assets and current stock price and as an efficient means to provide value to stockholders. The offer represents an opportunity for CPI to return cash to stockholders who elect to tender their shares while at the same time increasing non-tendering stockholders’ proportional interest in CPI.

Neither the Company nor its Board of Directors, dealer managers, depositary or information agent is making any recommendation to stockholders as to whether to tender or refrain from tendering their shares into the tender offer. Stockholders must decide how many shares they will tender, if any, and the price within the stated range at which they will offer their shares for purchase to the Company.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of any class of the Company’s common stock. The solicitation of offers to buy shares of the Company common stock will only be made pursuant to the offer to purchase and related materials that the Company will send to its stockholders. Stockholders should read those materials carefully because they will contain important information, including the various terms of, and conditions to, the tender offer. Stockholders will be able to obtain the offer to purchase and related materials for free at the SEC’s website at www.sec.gov or from our information agent, Georgeson Shareholder Communications. We urge stockholders to carefully read those materials when they become available prior to making any decisions with respect to the tender offer.

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CPI is a portrait photography company offering photography services in the United States, Puerto Rico and Canada through Sears Portrait Studios. The Company also operates searsphotos.com, the vehicle for the Company’s customers to archive, share portraits via email and order additional portraits and products.

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Management wishes to caution the reader that these forward-looking statements, such as our outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to: customer demand for our products and services, the Company’s ability to obtain financing when needed under reasonable terms, the overall level of economic activity in our major markets, competitors’ actions, manufacturing interruptions, dependence on certain suppliers, changes in our relationship with Sears and the condition and strategic planning of Sears and the impact of the Kmart/Sears merger, fluctuations in operating results, the ultimate impact of the Prints Plus bankruptcy, the attraction and retention of qualified personnel, unforeseen difficulties arising from installation and operation of new equipment in our portrait studios, the Company’s conversion to a full digital format, future cash balances sufficient to meet our operating needs, compliance with debt covenants and other risks as may be described in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended February 5, 2005. The Company does not undertake any obligation to update any of these forward-looking statements.

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